UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

(Date of report): October 15, 2021

(Date of report; date of earliest event reported)

Commission file number: 1-3754

Ally Financial Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ally Detroit Center

500 Woodward Avenue, Floor 10

Detroit, Michigan 48226

(Address of principal executive offices) (Zip Code)

(866) 710-4623

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act (all listed on the New York Stock Exchange):

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ALLY	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

Information set forth in Item 8.01 below, as to the satisfaction and discharge of the Indenture governing the Debentures, is incorporated by reference into this Item 1.02.

Item 8.01	Other Events.

Effective as of October 15, 2021 (the “Redemption Date”), Ally Financial Inc. (“Ally”) redeemed all of the outstanding 7,879,500 units of its 8.125% Fixed Rate/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2040 (the “Debentures”) in accordance with the terms of the Amended and Restated Indenture, dated March 1, 2011 (the “Indenture”), between Ally and The Bank of New York Mellon, as Trustee (the “Trustee”), and, as a result, GMAC Capital Trust I, a subsidiary trust of Ally, redeemed (i) all of the outstanding 7,650,000 units of its 8.125% Fixed Rate/Floating Rate Trust Preferred Securities, Series 2 (the “TRUPS”) and (ii) all of the outstanding 229,500 units of its 8.125% Fixed Rate/Floating Rate Common Securities, Series 2 (the “Common Securities”). Ally previously notified the holders of the Debentures, the TRUPS and the Common Securities that it had elected to redeem the Debentures, the TRUPS, and the Common Securities on the Redemption Date.

Ally has irrevocably deposited with the Trustee sufficient funds to fund the redemption of the Debentures. As a result, Ally has been released from its obligations under the Indenture pursuant to the satisfaction and discharge provisions thereunder, effective as of the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ally Financial Inc. (Registrant)

Date: October 15, 2021	By:	/s/ David J. DeBrunner
Name: David J. DeBrunner
Title: Controller and Chief Accounting Officer